EX-99.1

SHOE CARNIVAL APPOINTS KERRY JACKSON AS CHIEF FINANCIAL OFFICER

September 25, 2025

FOR IMMEDIATE RELEASE

Shoe Carnival Appoints Kerry Jackson as Chief Financial Officer

FORT MILL, SC - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today announced the appointment of W. Kerry Jackson as Executive Vice President and Chief Financial Officer, effective September 28, 2025.

Mr. Jackson rejoined Shoe Carnival in June 2025 as Senior Vice President, New Business Development after retiring in May 2023. He previously served as the Company's Chief Financial Officer for 27 years and has been with Shoe Carnival for a total of 35 years.

"I'm excited to have Kerry rejoin my executive leadership team at this pivotal moment for Shoe Carnival," said Mark Worden, President and Chief Executive Officer. "This week we celebrated the grand opening of our 100th Shoe Station store, growing from the 21 locations we originally acquired, with plans to exceed 215 stores by July 2026. With Kerry already leading our business development efforts and his deep knowledge of our business, this is the natural time for his return to the CFO role as we execute our strategic plan."

Patrick C. Edwards, who has served as Senior Vice President and Chief Financial Officer since 2023, will assume the role of Senior Vice President, Treasurer, continuing as a key member of the finance leadership team. Mr. Jackson will lead the Company's investor relations activities and will participate in the Company's third quarter 2025 earnings call.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of September 25, 2025, the Company operated 428 stores in 35 states and Puerto Rico under its Shoe Carnival, Shoe Station and Rogan's store fronts and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Fort Mill, SC, and with distribution and support operations located in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL.

Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

(812)-867-4034

investors@shoecarnival.com